Exhibit 99.1

Guerrilla RF Announces Record Sales in its First Quarter of 2022,

as Product Sales Increased 39 Percent

GREENSBORO, NC—May 12, 2022—Guerrilla RF, Inc. (OTC Pink: GUER) today reported financial results for its quarter ended March 31, 2022.

“We saw record revenues and product shipments in Q1 2022 as we continued to meet customer demand,” said Ryan Pratt, Guerrilla RF Founder and CEO. “I am pleased with our team as we have been able to acheive more design wins and gain new customers.”

The Company reported record total sales of $3.9 million in Q1 2022, an increase of 39 percent compared to $2.8 million in Q1 2021. Product revenue in Q1 2022 increased 39 percent to a record $3.6 million while royalty revenue increased 41 percent to $280K compared to $198K in Q1 2021. The Company’s strategic plan remains focused on its product sales business.

The Company continues to invest heavily in research and development and sales and marketing, working with existing customers to identify new products and opportunities. The Administration expense increased year over year by $934K due to implementing a structure supportive of a public company environment.  This included the addition of numerous employees to support the Company’s transition to a public company.  Wages and Benefits year over year were up as a result by $600K.  In addition, legal fees and audit fees increased $200K year over year, again in support of a public company environment.  Lastly, insurance costs driven by Directors and Officer Liability coverage increased nearly $200K year over year.

In Q1 2022, the Company adopted a new accounting standard related to its leased assets, which resulted in recording $3.0 million of leased assets and associated lease liabilities onto its balance sheet, none of which required any unplanned lease expenditures. Cash at March 31, 2022 was $2.6 million.

Q1 2022 Highlights:

●	Largest revenue quarter in history at $3.9 million

●	Largest product shipment in history at 10.7 million units shipped

●	Second consecutive record product shipment quarter

●	Continued investment in research and development with a focus on new products aimed at automotive and 5G network infrastructure sectors

●	Two new products released in Q1 2022 bringing total products to 103

●	Five additional products reached the lifetime revenue exceeding $100,000, bringing the total to forty-five which meet this milestone

GUERRILLA RF, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31
	2022	2021
Product shipments	$3,586,267	$2,583,388
Royalties	279,644	197,634
Total	3,865,911	2,781,022

Direct product costs	1,547,281	1,092,692

Gross Profit	2,318,630	1,688,330

Operating Expenses:
Research and development	1,802,006	1,063,106
Sales and marketing	1,085,843	576,650
Administration	1,239,650	305,314
Total Operating Expenses	4,127,499	1,945,070

Operating Loss	(1,808,869)	(256,740)

Interest expense	(57,221)	(148,825)
Other income	-	535,800
Total other income (expenses), net	(57,221)	386,975
Net income (loss)	$(1,866,090)	$130,235

Net income (loss) per share, basic	$(0.06)	$0.02
Net income (loss) per share, diluted	$(0.06)	$0.01

GUERRILLA RF, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Cash	$2,590,646	$5,313,985
Accounts receivable, net	2,609,055	1,667,006
Inventories, net	1,639,042	1,439,014
Prepaid expense	1,041,328	1,187,418
Total Current Assets	7,880,071	9,607,423
Operating lease right-of-use assets	275,984	-
Property, plant, and equipment, net	4,130,590	1,027,312
Total Assets	$12,286,645	$10,634,735
Liabilities and Stockholders’ Equity
Short-term debt	$7,310	$5,117
Operating lease, current portion	116,128	-
Finance lease, current portion	669,309	118,420
Accounts payable and accrued expenses	1,408,676	1,186,443
Total Current Liabilities	2,201,423	1,309,980
Operating lease	160,640	-
Finance lease	2,694,369	264,347
Notes payable	142,590	144,783
Total Liabilities	5,199,022	1,719,110
Preferred stock, $.0001 par value, 10,000,000 shares authorized no shares issued and outstanding as of March 31, 2022 and December 31, 2021	$-	$-
Common stock, $.0001 par value, 300,000,000 shares authorized, 33,234,894 and 33,222,192 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	3,323	3,322
Additional paid-in-capital	23,996,792	23,958,705
Accumulated deficit	(16,912,492)	(15,046,402)
Total Stockholders’ Equity	7,087,623	8,915,625
Total Liabilities and Stockholders’ Equity	$12,286,645	$10,634,735

About Guerrilla RF, Inc.

Founded in 2013 and based in Greensboro, NC, Guerrilla RF develops and manufactures high performance monolithic microwave integrated circuits (MMICs) to wireless OEMs in multiple market segments – including 5G/4G macro and small cell base stations, cellular repeaters/DAS, automotive telematics such as SDARS/V2X/GPS/DAB, mission-critical military communications, navigation, and high-fidelity wireless audio. Guerrilla RF has an extensive portfolio of over 100 high-performance radio frequency (RF) and microwave semiconductor devices. The existing product line includes ultra-low noise amplifiers, gain blocks, driver amplifiers, mixers, RF switches, and linear PAs (power amplifiers) – the critical building blocks for mission-critical, performance-driven wireless applications. To date, the Company has shipped over 100 million devices and has repeatedly been included in Inc. Magazine’s annual Inc. 5000 list. Guerrilla RF recently made the top Inc. 500 list for the second year in a row, coming in at No. 421 and 489 for the 2020 and 2021 rankings, respectively. For more information, please visit https://guerrilla-rf.com/ or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company’s filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Sam Funchess, VP of Investor Relations

sfunchess@guerrilla-rf.com

+1 336 510 7840

4